                                                                   Exhibit 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                                           Fiscal         Transition
                                                                Nine Months Ended        Year Ended       Period Ended
                                                                    March 31,              June 30,        June 30,
                                                             1998              1997          1997           1996
                                                             -----             -----        -------         -----
                                                                               (millions)
    Earnings before income taxes and minority interest        $      35       $  156         $151        ($30)

    Add (deduct):
    Fixed charges                                                   132          130          176          72
    Interest capitalized, net of amortization                        --           --           (1)         --
                                                              ---------        ------        ----        ----
    Earnings available for fixed charges                      $     167        $ 286         $326        $ 42
                                                              ---------        ------        ----        ----

    Fixed charges:
    Interest Expense                                          $     119        $ 117         $159        $ 65
    Portion of rent expense deemed to represent
    interest factor                                                  13           13           17           7
                                                              ---------        ------        ----        ----

    Fixed Charges                                             $     132        $ 130         $176        $ 72
                                                              ---------        ------        ----        ----

    Ratio of Earnings to Fixed Charges                              1.3x          2.2x        1.9x       - (a)
                                                                    ===           ===         ===        ----


(a) Fixed charges exceeded earnings by $30 million for the transition period ended June 30, 1996.